EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2019 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Fourth Quarter 2019 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Fourth Quarter 2019 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Executive Vice Presidents Brendan Mullinix, Lara Johnson, and James Dudley will provide commentary focused on third-quarter results. I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We had an excellent fourth quarter and demonstrated strong execution across all areas of our business, including investments, dispositions, portfolio operations, and capital markets. We successfully implemented our business plan each quarter throughout 2019, which brought us closer to our goal of becoming a 100% single-tenant industrial REIT and resulted in our new classification as an industrial REIT by both NAREIT and MSCI. Our execution has been purposeful and prudent during this transition, with the patient accumulation of successes rewarding our shareholders. In just two years, we’ve grown our industrial assets nearly 65%, ending 2019 with our industrial exposure at close to 82% of gross book value. As we’ve continued to add high-quality, well-located assets to our industrial portfolio, we have increased our industrial investment grade tenancy to 46%, lowered the average industrial portfolio age to 12.6 years, and boosted our exposure in the top 50 industrial markets to 80%.

Starting with investments, we had a very active year, investing over $700 million dollars in warehouse and distribution centers at weighted-average GAAP and cash cap rates of 5.8% and 5.4%, respectively. Although the investment landscape has remained competitive, we have been pleased with our Class A industrial purchases, which are well-located in strong primary and secondary submarkets. Our goal is to have another year of significant investment activity. We are off to a great start thus far in 2020, with acquisitions of approximately $195 million dollars closed to date. Given our steady execution, we believe we are well-positioned to grow our industrial exposure to over 90% of gross book value by year-end.

During the quarter, we capitalized on our long-standing relationships with developers to close on three select development projects. While these projects are just getting underway, we are excited about expanding this avenue of growth in our business. In addition to property purchases, we believe it’s valuable to further diversify our growth opportunities and build a deeper presence in certain key markets.

Moving onto dispositions, we had a strong finish to the year, which brought total consolidated property sales to $622 million dollars at very attractive weighted-average GAAP and cash cap rates of 6.4% and 5.6%, respectively. Our accelerated sales efforts over the last few years have reduced our office and other non-industrial assets to less than 20% of our total gross book value.

Looking at 2020, we expect to have substantial capacity to fund our investments primarily from disposition proceeds. That said, we prefer to be a net acquirer this year as we were last year and it’s possible that we will take advantage of capital markets opportunities as they arise, like they did in 2019, to support growth objectives. During the quarter, we issued 6.6 million shares through our ATM program, raising net proceeds of approximately $71 million dollars. The proceeds were used primarily to fund new investments. We have also maintained an exceptionally strong balance sheet with net debt to Adjusted EBITDA of 4.9 times at year end. We believe our conservative balance sheet position provides for additional flexibility should we need capital as the year progresses.

Looking at our portfolio operations, we were heavily focused on executing new and extended leases over the course of the year, and the effort paid off. We leased over six million square feet in 2019, increasing base rents over 7%. The majority of our 2020 leasing expirations have been addressed, and our focus is on 2021 and beyond, particularly as we work to maximize the value of future office dispositions.

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Finally, turning to our financial results, in the fourth quarter we generated net income of $0.33 cents per diluted common share and Adjusted Company FFO of $0.20 cents per diluted common share. Our 2019 Adjusted Company FFO of $0.80 cents per diluted common share was at the top end of our guidance range. In connection with our earnings release this morning, we announced estimated 2020 Adjusted Company FFO guidance in the range of $0.74 to $0.77 cents per diluted common share.

This guidance considers our continued capital recycling strategy out of office and into industrial. While this results in earnings dilution in the short-term, we have made tremendous strides in repositioning our portfolio to focus on assets that we believe provide for capital appreciation, income growth, consistent cash flows, and lower operating costs over the longer-term. Additionally, as a result of these portfolio changes, we believe AFFO is trending positively, although the trend may be impacted from time to time in the context of value creating capital expenditures. As a result, we expect annual modest dividend growth to continue, consistent with our recent dividend increase.

With that, I’ll turn the call over to Brendan to talk more specifically about investments.

Brendan Mullinix:

Thanks, Will. We acquired six industrial assets in the fourth quarter for $264 million dollars at weighted-average GAAP and cash cap rates of 5.9% and 5.3%, respectively, ending our year better than previously forecasted. These properties comprise roughly 3.7 million square feet and include a mix of bulk distribution centers and smaller warehouse facilities. They are primarily located within two logistics markets that we have targeted for further investment, including Phoenix and Greenville/Spartanburg.

As discussed on last quarter’s call, we closed on two of the Greenville/Spartanburg assets early in the fourth quarter. These properties are located within an established industrial market in a submarket close to I-85 and the Greer Inland Port. Leased to two logistics companies for five years on average, the properties were built within the last two years to modern specs and together average attractive annual rental escalations of approximately 2.6 percent. Late in the fourth quarter, we closed on a brand new, Class A, distribution center in the same market. The facility is leased to an investment-grade rated home improvement retailer for 15 years with annual rental escalations of about 2 and a half percent. We like the Greenville/Spartanburg logistics market due to its positive demand drivers from tenants, increased population growth, high levels of absorption, and easy access to freeways and the Greer Inland Port.

On last quarter’s call, we had also discussed a facility we purchased in Phoenix’s most active submarket, which is leased to CHEP Pallets for seven years, with annual rental escalations of approximately 2 and a half percent. This property is part of a two-property portfolio, in which the second property, leased to Ball Corporation for six years with average rental escalations of two and a quarter percent per annum, closed subsequent to the quarter in early January of this year. In addition, during the fourth quarter, we closed on a distribution center in the same logistics submarket leased to an e-commerce company, for a long-term lease of approximately 11 years with two percent escalations. We continue to be attracted to this market due to its growth prospects, the strong labor pool, and its position as a lower cost alternative to higher priced West Coast markets.

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In December, we committed to the purchase of a three-property industrial portfolio in a logistics submarket of Chicago. All three properties, which had different scheduled closing dates, are leased for approximately 10 years with average annual rental escalations of just over two percent. One of the properties closed in the fourth quarter, and the two others closed in January 2020. The properties are leased to strong credit tenants, Kellogg’s and BMW, and enjoy close proximity to I-80 and I-55. The I-80 submarket is one of Chicago’s most active bulk distribution submarkets.

Also, during the quarter, we invested roughly $15 million dollars in three new development projects in Atlanta and Columbus, Ohio. Most notable is our land parcel in Atlanta where we are developing approximately 900,000 square feet, with an estimated completion date by the end of 2020. We also exercised our option with our development partner to purchase approximately 130 acres across the street from our existing development project in Etna, Ohio and we separately acquired 23.6 acres of developable land in the Rickenbacker submarket of Columbus, Ohio. As Will mentioned, we are looking to open additional avenues of growth and expand our presence in some of our existing markets, and these development projects support our goals.

Finally, subsequent to the quarter, we closed on a newly constructed facility located in the North Fort Worth submarket of the Dallas/Fort Worth metroplex that has excellent access to I-35. The property is leased to Black & Decker for close to 10 years with annual rental bumps of approximately 2%.

We are off to a strong start in 2020, with $195 million dollars of new industrial acquisitions closed to date, and we continue to actively review additional industrial opportunities in the market.

I’ll now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. We finished the year strong, disposing of $173 million dollars of non-core assets in the fourth quarter at weighted-average GAAP and cash cap rates of 8.1% and 7.8%, respectively. These assets consisted of six office properties, three retail properties, and one small non-core industrial property, which generated a combined annualized NOI of approximately $13 million dollars. These transactions brought our total 2019 consolidated sales volume to $622 million, with an additional $177 million of joint venture dispositions last year.

We will continue to move toward our portfolio composition objectives in 2020, with targeted disposition volume of $250 to $500 million dollars. At the high end of the range, the targeted pool of sale assets generated approximately $35 million dollars of fourth quarter annualized NOI and was 68% occupied at year-end.

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Our Dow Chemical office property is included, we have received off-market expressions of interest in the Dow property, and while it is still possible that a transaction will be completed off-market, we are simultaneously preparing for a marketing campaign.

Our 2020 disposition plan is well underway. We currently have approximately $72 million dollars of consolidated assets either under contract or with an accepted offer, and we are actively in the market with several other properties. We were very pleased with our sale outcomes in 2019, and we expect to continue our steady execution in 2020 as we work diligently to complete the plan and advance our broader objective to become 100% industrial.

With that, I will turn the call over to James who will provide an update on leasing.

James Dudley:

Thanks Lara. During the quarter, we executed lease extensions and new leases in excess of two million square feet, with an overall leased portfolio of 97% at quarter end. When compared to the third quarter, occupancy is slightly down as a result of Michelin’s planned move out in Moody, Alabama at the end of 2019. Despite this move out, our industrial portfolio remains almost 98% leased.

Same-store NOI on the entire portfolio was down 1.7% as of year-end, and when removing single-tenant vacancy, was flat. Approximately 87% of our industrial portfolio has rental escalations, which we believe should ultimately lead to positive same store growth as we continue to reduce our office holdings. Execution of our 2020 plan is expected to produce industrial same-store NOI growth of approximately 2%, subject to vacancy and renewal outcomes.

On the industrial side, we were pleased to see positive leasing outcomes, which resulted in an increase in base and cash base rents of 28% and 8%, respectively. If you recall, we acquired our Mars property in Atlanta with a short-term lease at the time of purchase last year. During the quarter, negotiations resulted in a five-year renewal at an 18% cash base rental increase with 3% annual rental bumps. We will invest approximately $9 million dollars in the property, with approximately $7.5 million being amortized over the term at 7%. This type of capital improvement creates considerable near- and long-term value in view of rate of return, strong credit tenant, and enhanced probability of renewal. We also executed a new three- year lease with RC Moore at our industrial facility in Tampa. Our previous tenant was scheduled to move out in June of 2020. We were able to re-tenant the building at an attractive rent for the market without experiencing any down time from the expected move out. Lastly, during the quarter, the lease on our Michelin facility in Laurens, South Carolina was further extended until January 2021.

Subsequent to quarter end, Kitchen Collection liquidated and vacated our Chillicothe, Ohio warehouse. The current subtenants occupy 95% of the facility, and we believe that we will be able to completely back fill the vacated space.

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On the office side, during the quarter, we executed a 10-plus year extension with Quest Diagnostics in Lenexa, Kansas, and the property is now being marketed for sale. Subsequent to the quarter, we extended our lease with New Jersey Natural Gas in Wall, New Jersey for 15 years with annual renewal rents starting at approximately $3 million dollars. Our plan is to sell the asset following the expiration of the $52.5 million-dollar purchase option at the end of 2022. We will spend approximately $13.5 million over the next two years to secure this early lease renewal, which greatly enhances the sale value.

Additionally, our office property that was formerly leased to Oce-USA Holdings until earlier this month has a non-recourse mortgage encumbering the property and is in the process of being conveyed to the lender.

We continue to work diligently on 2020 lease expirations and beyond. Of our remaining three 2020 industrial lease expirations, we are in negotiations with ODW Logistics for a renewal, Unilever is likely to be a user-buyer sale, and we believe Geodis will extend their lease, but it is still too early in the year to have clear visibility on this late December 2020 expiration.

With that, I will now turn the call over to Beth who will discuss financial results.

Beth Boulerice:

Thanks, James. Overall, 2019 was a positive year with many notable highlights. We raised more than $200 million dollars of equity, extended the maturity dates of our revolving credit facility and our term loan, while lowering the applicable margin rates, and satisfied a great deal of secured debt. Our balance sheet remains in excellent shape with low leverage and provides a great deal of flexibility as we think about funding alternatives for growth.

Moving onto fourth quarter financial results, net income attributable to common shareholders was $84 million dollars, or $0.33 cents per diluted common share in the quarter, compared to $24 million dollars, or $0.10 cents per diluted common share for the same time period in 2018.

Adjusted Company FFO was approximately $52 million dollars, or $0.20 cents per diluted common share in the fourth quarter, for a total of $197 million dollars, or $0.80 cents per diluted common share for the year. Our Adjusted Company FFO payout ratio of 51.6% at quarter end remains extremely attractive, which we believe positions us to both grow our dividend and retain capital to fund investment opportunities.

The estimated 2020 Adjusted Company FFO guidance range of $0.74-$0.77 cents per diluted common share that was announced today incorporates our commentary on dispositions, investments, and leasing that we have made on this call.

Gross revenues of $83 million dollars for the quarter were down when compared to the same time period last year as a result of sales and our continued transition to becoming a 100% single-tenant, industrial REIT.

Property operating expenses were $11 million dollars for the quarter, of which 79% was attributable to tenant reimbursements. G&A expenses were about $7 million dollars in the quarter, bringing total G&A for the year to just under $31 million dollars. This figure was slightly better than we had anticipated and represented a slight improvement when compared to 2018 G&A. We estimate our 2020 G&A will be within a range of $31 to $33 million dollars, and we continue to explore ways to operate more efficiently.

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Leasing costs and tenant improvements were approximately $6.6 million dollars in the fourth quarter, bringing the 2019 total to $22 million dollars. As we look to 2020, our budget for leasing costs and tenant improvements includes the investment of approximately $13 to $15 million dollars in connection with the lease extensions for Mars and New Jersey Natural Gas that James discussed. Additionally, we anticipate another $10 to $12 million dollars for other expenditures that support occupancy for a total of $23 to $27 million dollars for the year. Costs for the New Jersey Natural Gas lease were previously budgeted for in 2021, when the lease was scheduled to expire. Keep in mind that leasing costs and tenant improvement estimates are always subject to change due to a variety of factors including the timing of the improvements and leasing activity.

Turning to the balance sheet, at quarter end, we had approximately $130 million dollars of cash, including restricted cash, with nothing outstanding on our revolver. Leverage remained low, and at quarter end was 4.9 times net debt to Adjusted EBITDA. While we expect fluctuations in this metric in any given quarter as we continue to move through our capital recycling strategy, sales proceeds and our capital markets transactions during the quarter provided the necessary funding for our investments and supported low leverage at quarter end. As Will mentioned earlier in the call, we issued an additional 6.6 million shares under our ATM program during the quarter, for net proceeds of $71 million dollars. Our current diluted weighted-average share count is now estimated to be 261 million common shares.

At quarter end, our consolidated debt outstanding was approximately $1.3 billion with a weighted-average interest rate of approximately 4% and a weighted-average term of 7.6 years. Unencumbered NOI represented more than 84% of our portfolio at quarter end.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct Q&A.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

And our first question today comes from Anthony Paolone from JPMorgan. Please go ahead with your question.

Anthony Paolone:

Thank you. Good morning. I guess first question maybe for Brendan, can you talk about just the difference in cap rates on something like Greenville with five or six years of duration on the lease versus say BMW in Chicago and kind of how those vary?

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Brendan Mullinix:

Yes, sure. Between the two, it’s actually fairly wide. If you look at the two smaller Greenville assets, those cap rates were around 5.70 cap rate whereas if you have a 15-year investment grade in credit, that cap rate was just above 5.

Anthony Paolone:

Okay. And as you’re looking at the pipeline right now, where do you kind of see the sweet spot where you’re getting paid for the risk you’re taking and where Lexington can compete best?

Brendan Mullinix:

It’s hard to solely look at cap rate as the only metric and we really have to consider the long-term performance and there’s rent base, there’s escalation structure, there’s lease duration. If you look at our recent activity, we’ve favored longer lease terms, stronger credits and more primary markets in our recent activity. And in those markets we’ve seen cap rates be anywhere in the range for sort of the very best combination of those factors. In today’s market it could be as low as something around 4.75 to 5 in that kind of range. And then as I’ve said, when we were discussing the Greenville market, in those opportunities it could be in the mid to upper 5 range. So it’s a fairly wide range and a lot of it will just depend on mix of the market filtrations [ph] in credit. So it is a wide range if you looked at the 4.75 to 5.75 that we’re talking about, but it will sort of remain to be seen.

Anthony Paolone:

Okay, but that sounds like that should be the general zip code we’re thinking about for your activity in 2020. Is that fair?

Brendan Mullinix:

Yes.

Anthony Paolone:

All right. And then just one final question. You show the pie chart in the supplemental around the escalations built into your leases. What does that look like when you roll it up in terms of just contractually across the portfolio?

Beth Boulerice:

The average escalation rate is about 2%. Is that where you’re getting at?

Anthony Paolone:

Yes. Is that kind of where those pieces of the pie roll up to?

Beth Boulerice:

Right, exactly.

Anthony Paolone:

Okay. That’s all I have. Thank you.

T. Wilson Eglin:

Thanks, Tony.

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Operator:

Our next question comes from Sheila McGrath from Evercore ISI. Please go ahead with your question.

Sheila McGrath:

Yes. Good morning. Will, you mentioned re-categorizing the company to the industrial category. Just wondering if you still plan on focusing exclusively on single tenant industrial, not multitenant? And how you think about length of lease term and credit, are you more focused on longer lease term and investment grade tenants for acquisitions?

T. Wilson Eglin:

Sure. We have been focused more on longer leases and higher grade credit recently. But if you look at what we’ve done in the last 12 months, it’s been – we’ve invested in some things with shorter lease duration that we think will turn out very well. The identity of the company is clearly in the single tenant industrial area. That doesn’t mean we wouldn’t buy a building with a couple of large tenants in it. It also doesn’t mean that we wouldn’t buy a building with one substantial tenant and some vacancy where we’re confident about the leasing outcomes. But we’re very committed to the single tenant industrial area. That’s the strength of the franchise.

Sheila McGrath:

Okay, great. And then could you give us more detail on the developments? Are these speculative or build to suite and what kind of stabilized returns on costs you’re forecasting?

Brendan Mullinix:

Sure. I’ll take that. The development activity that we announced I guess separating them, the ETNA East land acquisition which is an expansion of our original ETNA project, that project is really going to be around build to suite. And then the two other projects that we announced this quarter, a project in Atlanta which is underway and the planned project in the Rickenbacker submarket of Columbus, those two would be [indiscernible] projects. And in those cases, starting with Atlanta, those were joint ventures at the project level. We’re targeting development yields around 6%. And in the Rickenbacker project, we’re targeting investment yields around 7.

Sheila McGrath:

Okay. And one last question. The capital expenditure guidance that you outlined, is it possible to roughly give us how much is from the office part of the portfolio versus the industrial?

Beth Boulerice:

Yes, sure, Sheila. Primarily it is in the office area. And when we talk about the additional 10 million to 12 million in that area, it’s mainly I would say about 85% in the office.

Sheila McGrath:

Okay, great. Thank you.

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Operator:

Our next question comes from John Guinee from Stifel. Please go ahead with your question.

John Guinee:

Great. Thank you. Nice quarter. Nice guidance. First a big picture question. You guys are in One Penn Plaza which I think Vornado is renaming Penn One. I know you’re upset that Kmart’s moving out of 131,000 square feet in your lower level shortly – you found another place?

T. Wilson Eglin:

We’re looking.

John Guinee:

Okay. Question, what do you think of that renovation, what do you think about your – what are you willing to pay in that building once they’ve turned it into a Class A property in that market?

T. Wilson Eglin

I think that Vornado’s plans here around Penn are fantastic and likely to be highly successful. It may take a little bit of time to play out, but what they’re doing here is tremendous and will surely drive rents well higher than what we’re currently paying. So we’re looking at other occupancy alternatives for us so that we can stay in Manhattan, but be at a lower price point. But we have five years to go on our lease at a very, very inexpensive rate relative to market.

John Guinee:

Great. Okay. And then looking at your investments, acquisitions, Chicago looks like about $47 a square foot, Greenville and Spartanburg $72 a square, $85 a square, $88 a square. Obviously $47 shouldn’t concern anybody but getting up in the 70s to 80s in Greenville-Spartanburg seems a little high. Does it really cost that much to build in that part of the world?

Brendan Mullinix:

This is Brendan. I guess the first thing I should say the Chicago portfolio was three closings, so two of the properties in that portfolio closed in the first quarter. So on average that portfolio was around $65 a foot, I think it was $64 a foot. So the one that closed in fourth quarter was a little bit older building with low clear height, John, which I think explains the price point.

John Guinee:

Got you.

Brendan Mullinix:

But with new construction we are seeing building cost increase. Some of the cost that – some of the other acquisition activity that we referenced were fairly brand new buildings. So some of those is newer, but there is – in our market there is a premium to lease assets relative to construction cost for sure.

John Guinee:

Great. Thank you.

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T. Wilson Eglin:

Thanks, John.

Operator:

Our next question comes from John Massocca from Landenburg Thalmann. Please go ahead with your question.

John Massocca:

Good morning.

Beth Boulerice:

Good morning.

John Massocca:

How should we think about timing for a sale of the Dow Chemical property if you guys go through a fully marketed process for that disposition?

Lara Johnson:

Yes, there’s quite an appetite – this is Lara. Good morning. There’s quite an appetite for longer term leases with investment grade credit and that certainly falls into that category. So we don’t expect if we go to market to have a particularly protracted process. Generally once marketing materials are developed and an asset is launched, we would be in the market for roughly 30 days, go through call for our first process with multiple rounds we expect on an asset of that quality. And essentially execute in 90 days or so or less.

John Massocca:

Okay. And maybe I guess what would kind of prevent that from happening essentially tomorrow? You’re still going through and kind of looking over potential off-market expressions of interests or --?

Lara Johnson:

Yes, we are. We’ve had significant off-market interest in the asset. It is encumbered by a significant amount of debt as you likely know. So we are talking both to buyers who would buy free clear and to folks who would be interested in acquiring it as encumbered and an assignment of the debt.

John Massocca:

Okay, understood. And then on 1701 Market Street, has there been any kind of changes in your thought process in terms of potentially selling that asset or kind of what your long-term plan is there?

Lara Johnson:

We do have a fair amount of term left on the lease there now on the office component. As you would expect, there’s been significant interest in the market relative to what our plans are for that asset. But we are evaluating numerous options and opportunities there, but we expect to firm up over the next quarter or two. So TBD what will happen with that asset this year, but significant interest out there in it.

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John Massocca:

Okay. And then lastly, excuse me if I missed this, with ODW in Columbus, what is kind of the general – your general view on where those rents are going to be on a potential renewal versus kind of current rents?

James Dudley:

We think our rent is below market. But since we’re in negotiation with the tenant, we don’t want to sort of negotiate against ourselves in a public context. But I think the rent is inexpensive and hopefully we can renew the lease and raise the rents.

John Massocca:

Okay. That’s it from me. Thank you very much.

Operator:

[Operator Instructions]. Our next question is a follow up from John Guinee from Stifel. Please go ahead with your follow up.

John Guinee:

I forgot to ask, Cummins in Columbus, Indiana, wasn’t that – didn’t they have a $5 million purchase option?

T. Wilson Eglin

They did.

John Guinee:

And were they the ones who are paying 47 million or somebody else?

T. Wilson Eglin:

They purchased the building from us.

John Guinee:

Nicely done.

T. Wilson Eglin:

Thank you.

Operator:

[Operator Instructions]. And ladies and gentlemen, at this time I’m showing no additional questions. I’d like to turn the conference call back over to management for any closing remarks.

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T. Wilson Eglin:

We appreciate all of you joining us this morning. Please visit our Web site or contact Heather Gentry if you would like to receive our quarterly materials. And in addition as always, you may contact me or the other members of senior management with any questions. Thanks again for joining the call.

Operator:

Ladies and gentlemen, that does end today’s conference call. We do thank you for joining today’s presentation. You may now disconnect your lines.

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